Exhibit (c)(4)

DRAFT CONFIDENTIAL Confidential Preliminary Discussion Materials Prepared for: The Special Committee of the Board of Directors Regarding Project Yosemite October 7, 2011 Preliminary DRAFT Subject to Change STRATEGIC ENERGY ADVISORS

“Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp., which are both registered broker dealers and members of FINRA and SIPC, and, in other jurisdictions, by locally registered entities. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. These materials have been prepared by one or more subsidiaries of Bank of America Corporation for the client or potential client to whom such materials are directly addressed and delivered (the “Company,” “Venoco” or “VQ”) in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with us. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by us. We assume no responsibility for independent investigation or verification of such information (including, without limitation, data from third party suppliers) and have relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the managements of the Company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company and are being furnished and should be considered only in connection with other information, oral or written, being provided by us in connection herewith. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Bank of America Corporation or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. These materials are for discussion purposes only and are subject to our review and assessment from a legal, compliance, accounting policy and risk perspective, as appropriate, following our discussion with the Company. We assume no obligation to update or otherwise revise these materials. These materials have not been prepared with a view toward public disclosure under applicable securities laws or otherwise, are intended for the benefit and use of the Company, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without our prior written consent. These materials may not reflect information known to other professionals in other business areas of Bank of America Corporation and its affiliates. Bank of America Corporation and its affiliates (collectively, the “BAC Group”) comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and strategic advisory services and other commercial services and products to a wide range of corporations, governments and individuals, domestically and offshore, from which conflicting interests or duties, or a perception thereof, may arise. In the ordinary course of these activities, parts of the BAC Group at any time may invest on a principal basis or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions, for their own accounts or the accounts of customers, in debt, equity or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, potential counterparties or any other company that may be involved in a transaction. Products and services that may be referenced in the accompanying materials may be provided through one or more affiliates of Bank of America Corporation. We have adopted policies and guidelines designed to preserve the independence of our research analysts. These policies prohibit employees from offering research coverage, a favorable research rating or a specific price target or offering to change a research rating or price target as consideration for or an inducement to obtain business or other compensation. We are required to obtain, verify and record certain information that identifies the Company, which information includes the name and address of the Company and other information that will allow us to identify the Company in accordance, as applicable, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and such other laws, rules and regulations as applicable within and outside the United States. We do not provide legal, compliance, tax or accounting advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by us to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then the statement expressed herein is being delivered to support the promotion or marketing of the transaction or matter addressed and the recipient should seek advice based on its particular circumstances from an independent tax advisor. Notwithstanding anything that may appear herein or in other materials to the contrary, the Company shall be permitted to disclose the tax treatment and tax structure of a transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the earliest to occur of the date of (i) public announcement of discussions relating to such transaction, (ii) public announcement of such transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into such transaction; provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply. Copyright 2011 Bank of America Corporation. Notice to Recipient Confidential

Table of Contents Confidential Preliminary Discussion Materials for the Special Committee of the Board of Directors 1. Market Environment Update 2. Venoco Overview 3. Venoco Business Plan Comparison 4. Preliminary Financial Analysis Appendix

Market Environment Update Preliminary DRAFT Subject to Change Bank of America Merrill Lynch STRATEGIC ENERGY ADVISORS

Preliminary DRAFT
Subject to Change

Market Environment Update

Market Backdrop

Market Performance

Index	1/1/2011	6/8/2011	9/30/2011	% Change Since 1/1/11	% Change Since 6/8/11
DJIA	11,578	12,049	10,913	-6%	-9%
S&P 500	1,258	1,280	1,131	-10%	-12%
10-Year Treasury	3.36%	2.98%	1.92%	-144 bps	-106 bps
Crude Oil (WTI Spot)	$91.55	$100.74	$79.20	-13%	-21%
Natural Gas (HH Spot)	$4.54	$4.85	$3.67	-19%	-24%
S&P E&P Index [(1)]	597	627	467	-22%	-25%
Venoco	$18.45	$13.18	$8.81	-52%	-33%

Overview of Current Markets

Broad Markets — Global markets suffered the worst quarter since 2008 in Q3 2011 as European sovereign debt, U.S. debt downgrade, political stagnation and economic slowdown concerns all weigh heavily on investor sentiment. Energy equities underperformed overall market reflecting the sell off in commodities.

Capital Markets — High-yield markets rebounded somewhat in September 2011 after no new issuances for one month. E&P (e.g., Bill Barrett, Newfield) was one of the most active sectors for high-yield activity. IPO market has slowed and add-on offerings are only available to certain issuers (albeit at depressed levels).

Commodity Prices — Easing of tensions in the Middle East combined with slowing of global demand has led to significant decline in oil prices. Natural gas prices continue the downward trajectory due to weakness in supply / demand fundamentals.

M&A Market — North American M&A environment for oil/liquid-weighted assets continues to accelerate due to search for additional unconventional oil exposure. Gas-weighted transactions remain challenging due to weakness in gas strip.

Source: Market data per Bloomberg.
(1) Includes APA, APC, BBG, CHK, COG, CRK, DNR, DVN, EOG, FST, KWK, NBL, NFX, PETD, PQ, PVA, PXD, PXP, RRC, SFY, SGY, SM, SWN and XEC.

CONFIDENTIAL
1
Bank of America Merrill Lynch DRAFT
Strategic Energy Advisors

2 Market Environment Update Commodities and Selected Company Universe Commodity Price Drop Off Selected Companies Crude prices have declined since June 2011 due to easing Mideast tensions and slowing global economy Natural gas prices remain at depressed levels compared to historical benchmarks due to weakened supply / demand fundamentals with the advent of shale gas Broad decline in equity markets has led to 18% - 26% change in trading prices of Venoco’s selected companies Despite decline, oil-weighted selected companies continue to command a premium to gas-weighted selected companies 6/8/11 9/30/11 9/30/11 9/30/11 EV / ’11 EBITDA (26%) Change California Cos. (1) (18%) Change (24%) Change Oil-Weighted Cos. (2) Gas-Weighted Cos. (3) Current 9/30/11 $79.20 6/8/11 $100.74 Current 9/30/11 $3.67 6/8/11 $4.85 Source: Market data per Bloomberg and FactSet. Note: Market data as of September 30, 2011. (1) Includes BRY, OXY, PXP and WRES. (2) Includes: AREX, BEXP, CLR, CXO, CWEI, DNR, OAS, KOG and WLL. (3) Includes: ROSE, GDP, SM, PETD, BBG, CRK, PVA and FST. Crude Oil (WTI Spot) Prices Natural Gas (HH Spot) Prices 6/8/11 6/8/11 Venoco 9/30/11 6/8/11 (18%) Change EV / Proved Reserves ($ / Boe) 6/8/11 9/30/11 9/30/11 9/30/11 6/8/11 6/8/11 9/30/11 6/8/11 (19%) Change (18%) Change (24%) Change (24%) Change 5.0x 6.5x 8.9x 7.3x 6.5x 4.8x 6.7x 5.5x 0.0X 2.0X 4.0X 6.0X 8.0X 10.0X 1/1/10 7/30/10 3/1/11 9/30/11 60.00 70.00 80.00 90.00 100.00 110.00 $120.00 $13.58 $17.83 $42.38 34.87 $17.28 13.96 $17.57 13.33 0.00 15.00 30.00 $45.00 1/1/10 7/30/10 3/1/11 9/30/11 3.00 3.50 4.00 4.50 5.00 5.50 6.00 $6.50

Market Environment Update Declines in Strip Price Matching Fall Off in Spot Pricing WTI Prices Over Next Four Years WTI Strip at Various Dates Henry Hub Prices Over Next Four Years Henry Hub Strip at Various Dates 3 Source: Bloomberg as of September 30, 2011. While most commentators expect oil prices to remain at or above current levels over the next three years, supply / demand dynamics for natural gas are expected to result in $4.50-5.50 / MMbtu pricing over the same period. 9/30/2011 9/30/2011 9/30/2011 $5.13 $79.20 $75 $80 $85 $90 $95 $100 $105 Current 2011 2012 2013 2014 $3.67 $3.50 $4.50 $5.50 $6.50 Current 2011 2012 2013 2014 $4.64 $5.40 $5.15 $4.79 $4.37 $5.19 $5.60 $5.41 $4.00 $4.50 $5.00 $5.50 $6.00 2011 2012 2013 2014 Current 6/8/2011 Current Spot Px Strip EIA (Dept. of Energy) First Call Consensus WoodMackenzie (Independent Consultants)

Venoco Overview

Preliminary DRAFT
Subject to Change

Venoco Overview

Company Snapshot

Market Data

Trading Performance	Current	Mgmt Proposal
Closing Stock Price (as of 9/30/11)	$8.81	$12.50
52-Week High / Low	$22.22 / $8.42	
Analyst Consensus Stock Price Target [1]	$16.61	
Market Value		
Implied Equity Market Value[2]	$539	$765
Plus: Net Debt (as of 9/30/11)	679	679
Implied Enterprise Value	$1,218	$1,444

Multiples (Implied) [3]	Wall Street Consensus (9/30/11)	Management Case (9/8/2011)	Wall Street Consensus (9/30/11)
Equity Value / 2011E Cash Flow	3.7x	3.7x	5.2x
Equity Value / 2012E Cash Flow	2.7x	2.9x	3.8x
Enterprise Value / 2011E EBITDA	5.5x	5.9x	6.6x
Enterprise Value / 2012E EBITDA	4.6x	4.9x	5.4x
Enterprise Value / Proved Reserves ($ / Boe)	$13.33	$13.33	$15.80
Enterprise Value / 2011E Daily Production ($ / Boe/d)	$67,261	$65,822	$79,731
Enterprise Value / 2012E Daily Production ($ / Boe/d)	$60,651	$62,088	$71,895
Credit Statistics			
Total Debt / Book Capitalization	100%	100%	100%
Total Debt / 2011E EBITDA	3.1x	3.3x	3.1x
Total Debt / 2011E Daily Production ($ / Boe / d)	$37,990	$37,177	$37,990

Source: FactSet, Bloomberg, and Company management.
Note: 52-week high / low excludes intraday activity.
(1) Based on Wall Street analyst consensus.
(2) Diluted shares outstanding calculated using the treasury method.
(3) Estimates based on FactSet consensus as of September 30, 2011 ("Wall Street Consensus") and Company management business plan as of September 8, 2011 ("9/8/11 Management Case").
(4) Does not include changes to reserves based on purchases and sales of reserves in place. Adjusted reserves for 2006 – 2010 are as follows (MMBoe): 87.9, 88.1, 85.2, 90.0 and 84.2, respectively.
(5) Includes selected companies with enterprise values less than $5.0 billion (BRY, OAS, WRES, AREX, BEXP, CWEI, KOG, ROSE, GDP, SM, PETD, BBG, CRK, PVA and FST).

Stock Price Performance vs. Selected Cos.


Closing Stock Price
$25.00
$20.00
$15.00
$10.00
$5.00
Sep-10
Dec-10
Mar-11
Jun-11
8/29
Sep-11
Since 8/29
Selected Cos. (5) (15.1%)
VQ (1.9%)
LTM Average: $15.22
6 Month Average: $13.09
3 Month Average: $11.27
52 Week Hi / Low: $22.22 / $8.42

Reserves & Production Trends


Proved Reserves (MMboe)
Avg. Daily Production (Mboepd)
120
100
80
60
40
20
0
30
25
20
15
10
5
0
100
98
98
85
91
20
22
21
18
18

	2007	2008	2009	2010	9/30/2011
Prod. Growth	23%	11%	(5%)	(12%)	(4%)
Reserve Growth					
Unadjusted	14%	(2%)	1%	(13%)	7%
Adjusted [4]	0%	(3%)	6%	(6%)	9%

CONFIDENTIAL
4

Bank of America Merrill Lynch DRAFT
STRATEGIC ENERGY ADVISORS

Venoco Overview VQ Historical Stock Price / Trading Performance Stock Price Histogram (Since January 1, 2009) Historical Stock Price Performance (Since January 1, 2009)(1) Note: Market data as of 9/30/11. (1) Excludes intraday trading lows. (2) Last trading day prior to receipt of proposal from Timothy Marquez. Venoco Closing Stock Price 50-Day Rolling Average Trading Volume 5 6/8/11 $13.18 8/26/11 (Close Prior to Proposal) $8.98 9/30/11 $8.81 19% 29% 26% 21% 5% - 10% 20% 30% 40% < $12.50 $12.50 - $15.00 $15.00 - $17.50 $17.50 - $20.00 > $20.00 Since Since 8/26/11 3-Month 6-Month 12-Month 1/1/09 High $11.76 $14.75 $18.59 $22.22 $22.22 Average $10.48 $11.27 $13.09 $15.52 $12.72 Low $8.81 $8.42 $8.42 $8.42 $2.15 (2) Stock Price Volume (000s) - $5.00 $10.00 $15.00 $20.00 $25.00 Jan-09 Jun-09 Dec-09 May-10 Oct-10 Apr-11 Sep-11 - 1,200 2,400 3,600 4,800 6,000

Preliminary DRAFT
Subject to Change

Venoco Overview

2008 – 2011 YTD Historical Trading Multiples

Enterprise Value / NTM EBITDA – Last Three Years

Average	3-Year	2-Year	1-Year	6-Month
Venoco	6.4x	6.9x	6.7x	5.7x
CA Companies (1)	5.9x	6.3x	6.7x	6.3x
Oil Weighted Companies (2)	7.8x	8.4x	8.3x	7.4x
Gas Weighted Companies (3)	5.4x	5.8x	6.0x	5.5x



Enterprise Value / EBITDA
12.0x
10.0x
8.0x
6.0x
4.0x
2.0x
Oct-08
May-09
Dec-09
Jul-10
Feb-11
Sep-11
Current (9/30/11)
4.6x
5.3x
4.0x
4.5x

Historical Price / NTM CFPS Multiples – Last Three Years

Average	3-Year	2-Year	1-Year	6-Month
Venoco	4.3x	5.2x	5.3x	4.2x
CA Companies (1)	5.5x	5.9x	6.2x	5.7x
Oil Weighted Companies (2)	7.7x	8.6x	8.7x	7.3x
Gas Weighted Companies (3)	4.5x	5.0x	5.2x	4.7x



Price / CFPS
15.0x
12.0x
9.0x
6.0x
3.0x
0.0x
Oct-08
May-09
Dec-09
Jul-10
Feb-11
Sep-11
Current (9/30/11)
2.8x
4.9x
4.7x
3.6x
Venoco Multiple
CA-Companies (1)
Oil-Weighted Companies (2)
Gas-Weighted Companies (3)

Note: Market data as of September 30, 2011. Estimates per FactSet consensus.
(1) Includes BRY, OXY, PXP and WRES.
(2) Includes: AREX, BEXP, CLR, CXO, CWEI, DNR, OAS, KOG and WLL.
(3) Includes: ROSE, GDP, SM, PETD, BBG, CRK, PVA and FST.

CONFIDENTIAL

6

Bank of America Merrill Lynch DRAFT

Strategic Energy Advisors

Target Stock Price Selected Research Analyst Views on Venoco Source: FactSet. Note: Market data as of September 30, 2011. (1) Includes BRY, OXY, PXP and WRES. (2) Includes: AREX, BEXP, CLR, CXO, CWEI, DNR, OAS, KOG and WLL. (3) Includes: ROSE, GDP, SM, PETD, BBG, CRK, PVA and FST. Venoco Overview Hold Sell Buy # of Brokers Closing Stock Price Target Stock Price 7 Analyst Recommendations 4 4 5 4 4 4 3 4 4 5 5 5 8 9 7 8 8 8 8 6 7 7 6 6 1 1 1 1 1 1 2 2 1 1 1 1 0% 20% 40% 60% 80% 100% Current 8/11 7/11 6/11 5/11 4/11 3/11 2/11 1/11 12/10 11/10 10/10 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 12 12 13 12 12 13 13 13 13 13 14 13 Firm Date Rating Target Jefferies 09/13/11 Hold $12.00 SunTrust Robinson Humphrey 09/13/11 Hold 10.68 Jefferies 09/12/11 Hold 12.00 Pritchard Capital 09/08/11 Buy 19.00 Credit Suisse 09/08/11 Hold 14.00 KeyBanc Capital Markets 09/02/11 Buy 20.00 Global Hunter Securities 09/02/11 Buy 20.00 J.P. Morgan 08/30/11 Sell 22.00 Wells Fargo 08/29/11 Hold 13.00 Mean Target Premium to Closing Stock Price: Mean Selected Stock Price Targets: $16.61 Venoco 89% Closing Stock Price: $8.81 CA Companies (1) 38% Oil-Weighted Companies (2) 31% Gas-Weighted Companies (3) 23%

Venoco Business Plan Comparison

8 Venoco Business Plan Comparison Business Plan Summary Changes Venoco Management provided a revised business plan on September 8, 2011 that is materially lower than the business plan prepared by Management on June 2, 2011 Southern California Legacy Venoco plans to drill 39 locations from 2011-2015 per the 9.8.11 Management Case (vs. 35 locations in the 6.2.11 Management Base and Upside Cases) Slight increase in activity due to recent reassignment of a rig to West Montalvo and other operational updates Sacramento Basin Venoco has reduced 2013-2015 drilling and recompletion activity in the 9.8.11 Management Case based on lower natural gas price outlook and Henry Hub Strip pricing 9.8.11 Management Case: 225 locations and 1,050 recompletions from 2011-2015 6.2.11 Management Base Case: 521 locations and 1,270 recompletions from 2011-2015 Onshore Monterey Venoco has significantly reduced forecasted activity and expected results per well based on underperformance to date 9.8.11 Management Case: 78 locations from 2011-2015 6.2.11 Management Base Case: 210 locations from 2011-2015 Venoco has decreased expected estimated ultimate recovery from an average of 250 gross MBoe in the 6.2.11 Management Base Case to 200 gross MBoe in 9.8.11 Management Case Hastings Field 9.8.11 Management Case assumes sale of Venoco’s reversionary interest in Q2 2012 for total proceeds of $250 million ____________________ Source: Company management.

9 Venoco Business Plan Comparison Summary Projections Management Cases: 1) 6.2.11 Base Case: Company management prepared a business plan dated June 2, 2011 assuming 50% of Monterey production volumes and reflecting NYMEX pricing of $100.00/Bbl and $5.00/MMBtu 2) 6.2.11 Upside Case: Company management prepared a business plan dated June 2, 2011 assuming 100% of Monterey production volumes and reflecting NYMEX pricing of $100.00/Bbl and $5.00/MMBtu 3) 9.8.11 Management Case: Company management prepared a business plan dated September 8, 2011 reflecting NYMEX strip as of September 30, 2011 (3) Source: Company management and FactSet. (1) Based on FactSet consensus estimates as of September 30, 2011. (2) Discretionary cash flow less capital expenditures. (3) Current NYMEX 5-year strip (October 2011 to December 2015) as of September 30, 2011.

10 Venoco Business Plan Comparison 6.2.11 Management Base Case vs. 9.8.11 Management Case 9.8.11 Management Case – Capex ($MM) 9.8.11 Management Case – Production (MBoepd) 6.2.11 Base Case – Capex ($MM) 6.2.11 Base Case – Production (MBoepd) Capitalized G&A Hastings Field Monterey Shale Sacramento Basin Southern California Legacy 2011 – 2015 CAGR: 18% 2011 – 2015 CAGR: 7% Source: Company management.

11 Venoco Business Plan Comparison Development Locations The table to the right compares development locations scheduled in the 6.2.11 Management Cases with the development locations scheduled in the 9.8.11 Management Case Not included in this comparison are the assumptions for Hastings Field 6.2.11 Management Cases: West Hastings PDP, Most Likely CO2 Flood case for West and East Hastings, West Hastings Non Shale Upside 9.8.11 Management Case: Hastings reversionary interest sold in 1Q12 for proceeds of $250 million Comparison of Development Locations by Area Source: Company management.

Preliminary Financial Analysis

12 Preliminary Financial Analysis September 30, 2011 – Preliminary Reference Ranges Implied Equity Value per Share Reference Range as of September 30, 2011 Source: Company Management. Note: Based on 61.6 million diluted shares as of September 30, 2011 calculated using the treasury method, per Company management. Cash flow per share estimates per Company management. Strip Escalated Pricing Case assumes historical pricing as of September 30, 2011 blended with strip pricing for the remainder of 2011. Pricing of $89.45/Bbl and $4.08/MMBtu for 2011, $79.97/Bbl and $4.23/MMBtu for 2012, $83.22/Bbl and $4.80/MMBtu for 2013, $84.59/Bbl and $5.13/MMBtu for 2014, $85.63/Bbl and $5.39/MMBtu for 2015, escalated at 3.0% per year thereafter, capped at $140.00/Bbl and $8.00/MMBtu. Discounted Cash Flow Analysis (Life-of-Field Basis) Marquez Proposal: $12.50 9/30/11 Closing Stock Price: $8.81

Preliminary DRAFT
Subject to Change

Preliminary Financial Analysis

Preliminary Discounted Cash Flow Analysis (Life-of-Field Basis)

Implied Equity Value Reference Range ("RR") *($ per share)*

Life-of-Field Basis

A	B	C	D	E	F	G	H	I
	Selected	Preliminary Reference Ranges - After-Tax ($MM)				Reserves	RR ($/Boe)	RR ($/Share)
Category / Description	Discount Rates	$80.00 / $4.00	$90.00 / $4.75	$100.00 / $5.50	Strip Escalated	MMBoe	Strip Escalated	Strip Escalated
Proved Developed Producing [1]	8.0% - 10.0%	$431 - $472	$529 - $581	$627 - $690	$498 - $554	39	$12.75 - $14.16	$8.09 - $8.99
Proved Developed Non-Producing [1]	9.0% - 11.0%	58 - 64	71 - 78	84 - 92	80 - 89	8	10.51 - 11.69	1.30 - 1.45
Proved Undeveloped [1]	10.0% - 15.0%	358 - 484	423 - 580	504 - 684	433 - 611	45	9.69 - 13.68	7.02 - 9.92
Proved Reserve Value Reference Range		**$847 - $1,020**	**$1,023 - $1,239**	**$1,215 - $1,466**	**$1,012 - $1,254**	**91**	**$11.19 - $13.56**	**$16.42 - $20.35**
Probable [2]	15.0% - 20.0%	137 - 186	164 - 221	193 - 264	161 - 225	27	5.86 - 8.18	2.61 - 3.64
Possible [3]	20.0% - 25.0%	18 - 26	23 - 32	28 - 39	24 - 35	7	3.57 - 5.07	0.40 - 0.56
3P Reserve Value Reference Range		**$1,003 - $1,232**	**$1,210 - $1,492**	**$1,436 - $1,768**	**$1,197 - $1,513**	**126**	**$9.52 - $12.04**	**$19.42 - $24.56**
Hastings Tertiary Recovery [4]	20.0% - 25.0%	78 - 109	98 - 137	119 - 165	88 - 124	31	2.84 - 4.04	1.42 - 2.02
West Hastings Non-Shale Upside [5]	25.0% 30.0%	9 13	11 15	13 17	11 15	4	3.03 - 4.19	0.17 - 0.24
Southern California Legacy Upside [6]	25.0% - 30.0%	18 - 25	22 - 31	27 - 38	21 - 30	9	2.37 - 3.39	0.34 - 0.48
Monterey Shale Exploration Potential [7]	25.0% - 30.0%	47 - 83	86 - 137	125 - 190	70 - 116	178	0.39 - 0.65	1.14 - 1.89
Total Reserve Value Reference Range		**$1,154 - $1,461**	**$1,428 - $1,812**	**$1,720 - $2,179**	**$1,386 - $1,799**	**346**	**$4.00 - $5.19**	**$22.49 - $29.19**
NOL and AMT Tax Attributes [8]		54 - 58	55 - 58	55 - 59	54 - 58			0.88 - 0.94
Hedging [9]		(4) - (4)	14 - 14	38 - 39	(7) - (7)			(0.11) - (0.12)
G&A Expense [10]		(131) - (139)	(131) - (139)	(131) - (139)	(131) - (139)			(2.12) - (2.26)
Total Enterprise Value Reference Range		**$1,074 - $1,376**	**$1,365 - $1,744**	**$1,683 - $2,138**	**$1,303 - $1,710**			**$21.14 - $27.75**
Adjusted for:								
Estimated Long-Term Debt at 9/30/11 [11]		(688) - (688)	(688) - (688)	(688) - (688)	(688) - (688)			(11.17) - (11.17)
Estimated Net Working Capital at 9/30/11 [12]		9 - 9	9 - 9	9 - 9	9 - 9			0.15 - 0.15
Equity Value Reference Range ($MM)		**$396 - $697**	**$686 - $1,065**	**$1,004 - $1,459**	**$624 - $1,031**			**$10.12 - $16.73**
Equity Value Reference Range ($ per share) [13]		**$6.42 - $11.32**	**$11.14 - $17.29**	**$16.30 - $23.67**	**$10.12 - $16.73**			**$10.12 - $16.73**

(1) *Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011.*
(2) *Based on D&M engineered reserve report as of June 30, 2011, rolled forward to September 30, 2011.*
(3) *Based on D&M engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011.*
(4) *Based on VQ engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011 (includes West Hastings and East Hastings "Most Likely" CO_2 flood case).*
(5) *Based on VQ engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011.*
(6) *Based on VQ engineered reserve reports rolled forward to September 30, 2011 (upside projects include Beverly Hills Lease Extension, Beverly Hills MEOR, Platform Grace RTP, additional Monterey locations at Sockeye Field, and West Montalvo waterflood).*
(7) *Based on the NPV of after-tax cash flows discounted at 25.0% - 30.0% from Monterey Shale development model (6-rig case), per Company management.*
(8) *Based on Net Operating Loss and Alternative Minimum Tax carryforwards of $196.8 million and $9.9 million, respectively, as of December 31, 2010, per Company management. Based on the NPV of after-tax cash flows discounted at 8.0% - 10.0%.*
(9) *Based on the NPV of after-tax hedge position using discount rates of 8.0% - 10.0%, per Company management.*
(10) *Based on the NPV of after-tax G&A expense using discount rates of 8.0% - 10.0%, per Company management.*
(11) *Based on Venoco's unaudited estimated balance sheet at September 30, 2011, includes an estimated $38 million of revolver drawdown, per Company management.*
(12) *Adjusted for mark-to-market accounting of commodity derivatives, based on Venoco's unaudited estimated balance sheet at September 30, 2011, per Company management.*
(13) *Based on 61.6 million diluted shares calculated using the treasury method, per Company management.*

CONFIDENTIAL
13
Bank of America Merrill Lynch DRAFT
STRATEGIC ENERGY ADVISORS

Preliminary DRAFT
Subject to Change

Preliminary Financial Analysis

By-Area and By-Category Reserve Value Reference Range ("RR")

Life-of-Field Basis

Category and Area	Selected Discount Rates	A-Tax RR ($MM) Strip Escalated	Reserves MMBoe	RR ($/Boe) Strip Escalated	RR ($/Share)[1] Strip Escalated
Southern California Legacy					
Proved Developed Producing	8.0% - 10.0%	$389 - $433	26	$15.10 - $16.83	$6.31 - $7.03
Proved Non-Producing	9.0% - 11.0%	23 - 26	1	22.17 - 24.76	0.38 - 0.42
Proved Undeveloped	10.0% - 15.0%	409 - 562	25	16.05 - 22.05	6.64 - 9.12
Probable	15.0% - 20.0%	160 - 219	19	8.51 - 11.65	2.60 - 3.56
Possible	20.0% - 25.0%	18 - 27	4	4.15 - 6.08	0.30 - 0.44
Southern California Legacy Upside	25.0% - 30.0%	21 - 30	9	2.37 - 3.39	0.34 - 0.48
Total Southern California Legacy Reserves		**$1,020 - $1,297**	**84**	**$12.10 - $15.38**	**$16.56 - $21.05**
Sacramento Basin					
Proved Developed Producing	8.0% - 10.0%	$84 - $90	12	$7.02 - $7.57	$1.36 - $1.47
Proved Non-Producing	9.0% - 11.0%	57 - 63	7	8.67 - 9.62	0.93 - 1.03
Proved Undeveloped	10.0% - 15.0%	24 - 49	19	1.23 - 2.55	0.38 - 0.79
Probable	15.0% - 20.0%	1 - 5	9	0.08 - 0.62	0.01 - 0.09
Possible	20.0% - 25.0%	6 - 8	2	2.51 - 3.24	0.10 - 0.13
Total Sacramento Basin D&M Reserves		**$171 - $216**	**49**	**$3.51 - $4.43**	**$2.78 - $3.50**
Hastings					
Proved Developed Producing	8.0% - 10.0%	$25 - $29	1	$18.52 - $21.57	$0.40 - $0.47
Hastings Tertiary Recovery	20.0% - 25.0%	88 - 124	31	2.84 - 4.04	1.42 - 2.02
West Hastings Non-Shale Upside	25.0% - 30.0%	11 - 15	4	3.03 - 4.19	0.17 - 0.24
Total Hastings Reserves		**$123 - $168**	**36**	**$3.45 - $4.71**	**$2.00 - $2.73**
Engineered Reserve Value Reference Range		**$1,315 - $1,681**	**169**	**$7.79 - $9.96**	**$21.33 - $27.28**
Monterey Shale Exploration Potential[2]	25.0% - 30.0%	$71 - $118	178	$0.40 - $0.66	$1.16 - $1.91
Total Reserve Value Reference Range		**$1,386 - $1,799**	**346**	**$4.00 - $5.19**	**$22.49 - $29.19**

Note: NYMEX strip pricing as of September 30, 2011.
(1) Based on 61.6 million diluted shares calculated using the treasury method, per Company management.
(2) Includes 76 MBoe of proved developed producing reserves per the D&M-engineered proved reserve report as of September 30, 2011.

CONFIDENTIAL
14
Bank of America Merrill Lynch DRAFT
Strategic Energy Advisors

Preliminary DRAFT
Subject to Change

Preliminary Financial Analysis
Sum-of-the-Parts Selected Property Transactions Analysis

Measure	Venoco Data	Selected Parameters			Enterprise Value Reference Range ($MM)		
Proved Reserves at 9/30/11 (MMBoe) [1]							
Southern California Legacy	52.3	$12.50	-	$17.50	$654	-	$915
Sacramento Basin	37.7	$7.00	-	$10.00	264	-	377
Total Proved Reserves	**90.0**				**$917**	-	**$1,292**
Current Net Production 2Q 2011 (MBoepd) [2]							
Southern California Legacy	7.3	$100,000	-	$130,000	$734	-	$955
Sacramento Basin	10.2	$30,000	-	$40,000	307	-	409
Total Production	**17.6**				**$1,041**	-	**$1,363**
Composite Reference Range ($MM)					**$1,000**	-	**$1,300**
Hastings Tertiary Recovery [3]					123	-	168
Southern California Legacy Upside [4]					21	-	30
Monterey Shale Exploration Potential [5]					70	-	116
Total Upstream Reference Range ($MM)					**$1,214**	-	**$1,614**
NOL and AMT Tax Attributes [6]					54	-	58
Hedging [7]					(7)	-	(7)
G&A Expense [8]					(131)	-	(139)
Implied Enterprise Value Reference Range					**$1,131**	-	**$1,526**
Adjusted for:							
Estimated Long-Term Debt as of 9/30/11 [9]					($688)	-	($688)
Estimated Net Working Capital as of 9/30/11 [10]					9	-	9
Implied Equity Value Reference Range ($MM)					**$452**	-	**$847**
Implied Equity Value Reference Range - $ per Share [11]					**$7.33**	-	**$13.74**

(1) Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011.
(2) Based on 2Q 2011 net production volumes, per August 2, 2011 Venoco press release.
(3) Based on VQ engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011 (includes West Hastings and East Hastings "Most Likely" CO_2 flood case and West Hastings non-shale upside).
(4) Based on VQ engineered reserve reports rolled forward to September 30, 2011 (upside projects include Beverly Hills Lease Extension, Beverly Hills MEOR, Platform Grace RTP, additional Monterey locations at Sockeye Field, and West Montalvo waterflood).
(5) Based on the NPV of after-tax cash flows discounted at 25.0% - 30.0% from Monterey Shale development model (6-rig Case), per Company management.
(6) Based on Net Operating Loss and Alternative Minimum Tax carryforwards of $196.8 million and $9.9 million, respectively, as of December 31, 2010, per Company management. Based on the NPV of after-tax cash flows discounted at 8.0% - 10.0%.
(7) Based on the NPV of after-tax hedge position using discount rates of 8.0% - 10.0%, per Company management.
(8) Based on the NPV of after-tax G&A expense using discount rates of 8.0% - 10.0%, per Company management.
(9) Based on Venoco's unaudited estimated balance sheet at September 30, 2011, includes an estimated $38 million of revolver drawdown, per Company management.
(10) Adjusted for mark-to-market accounting of commodity derivatives, based on Venoco's unaudited estimated balance sheet at September 30, 2011, per Company management.
(11) Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

CONFIDENTIAL
15
Bank of America Merrill Lynch DRAFT
Strategic Energy Advisors

Preliminary DRAFT
Subject to Change

Preliminary Financial Analysis

Selected Property Transactions

Selected California Property Transactions

A	B	C	D	E	F	G	H	I	J	K	L	M	N
Date Announced	Buyers	Sellers	Transaction Value $ MM	Proved Reserves MBoe	Current Production Boe/d	Purchase Price / Reserves ($/Boe)	Purchase Price / Production ($/Boe/d)	Oil %	Dvlpd. %	R/P Years	12 Month Oil Strip $ / Bbl	Adjusted Purchase Price (1) / Reserves ($/Boe)	Adjusted Purchase Price (1) / Production ($/Boe/d)
Oil-Weighted Transactions													
04/15/10	Hanwha Group	Proteus Energy Corporation	$29	N/A	250	N/A	$116,000	100%	N/A	N/A	89.44	N/A	103,376
05/21/08	Undisclosed	Pacific Energy Resources	135	10,751	804	12.56	167,910	100%	32%	36.6	134.12	7.46	99,793
03/19/07	Venoco, Inc.	Berry Petroleum Company	61	7,000	700	8.76	87,571	100%	N/A	27.4	62.70	11.13	111,331
08/07/06	Occidental Petroleum	Plains Exploration	865	56,000	8,767	15.45	98,664	N/A	N/A	17.5	79.96	N/A	N/A
07/24/06	Linn Energy	Blacksand Energy	291	31,333	2,192	9.29	132,769	90%	88%	39.0	77.20	9.22	131,862
05/22/06	Pacific Energy Resources	Carneros Energy, Inc.	25	1,490	325	16.91	77,538	100%	N/A	12.6	72.13	18.69	85,681
12/12/05	Warren Resources	Global Oil; Wilmington	23	19,800	338	1.16	68,047	100%	9%	160.5	63.52	1.46	85,384
03/15/05	Plains Exploration	Bertley-Simonson	119	17,400	2,000	6.84	59,500	82%	N/A	23.8	55.12	8.93	77,699
12/02/04	Pacific Energy Resources	PetroCal	29	N/A	400	N/A	71,500	100%	N/A	N/A	42.81	N/A	133,135
11/30/04	Warren Resources	Magness Petroleum	15	4,217	219	3.51	67,525	100%	N/A	52.7	47.80	5.85	112,609
09/30/04	Dos Cuadras Offshore	Plains Exploration	113	36,000	N/A	3.13	N/A	N/A	72%	N/A	46.39	N/A	N/A
09/13/04	BreitBurn Energy	Undisclosed	45	11,332	1,340	3.97	33,582	100%	100%	22.2	41.79	7.57	64,047
08/10/04	E & B Natural Resources	Hallador Petroleum	21	N/A	796	N/A	26,810	N/A	N/A	N/A	41.80	N/A	N/A
		Max	$865	56,000	8,767	$16.91	$167,910	100%	100%	160.5	$134.12	$18.69	$133,135
		Mean	136	19,532	1,511	8.16	83,951	97%	60%	43.6	65.75	8.79	100,492
		Median	45	14,366	748	7.80	74,519	100%	72%	27.4	62.70	8.25	101,584
		Min	15	1,490	219	1.16	26,810	82%	9%	12.6	41.79	1.46	64,047
Gas-Weighted Transactions													
02/24/11	Occidental Petroleum	Rosetta Resources	$200	N/A	6,283	N/A	$31,830	0%	N/A	N/A	100.16	N/A	28,739
02/20/09	Venoco, Inc.	Aspen Exploration	21	3,000	500	7.13	42,800	0%	N/A	16.4	45.50	6.12	36,750
04/02/07	Rosetta Resources	Output Exploration, LLC	39	1,633	517	23.69	74,903	0%	N/A	8.7	69.24	11.27	35,627
02/14/07	Venoco, Inc.	Undisclosed	24	3,167	N/A	7.58	N/A	0%	53%	N/A	60.72	3.86	N/A
		Max	$200	3,167	6,283	$23.69	$74,903	0%	53%	16.4	$100.16	$11.27	$36,750
		Mean	71	2,600	2,433	12.80	49,844	0%	53%	12.5	68.91	7.08	33,705
		Median	31	3,000	517	7.58	42,800	0%	53%	12.5	64.98	6.12	35,627
		Min	21	1,633	500	7.13	31,830	0%	53%	8.7	45.50	3.86	28,739
		Max - All Transactions	$865	56,000	8,767	$23.69	$167,910	100%	100%	160.5	$134.12	$18.69	$133,135
		Mean - All Transactions	121	15,625	1,695	9.23	77,130	69%	59%	37.9	66.49	8.33	85,079
		Median - All Transactions	39	10,751	700	7.58	71,500	100%	63%	23.8	62.70	7.57	85,681
		Min - All Transactions	15	1,490	219	1.16	26,810	0%	9%	8.7	41.79	1.46	28,739

Source: JS Herold transaction database. Only includes transactions with disclosed reserves or production values. Does not include transactions of less than $10 MM.
Note: "N/A" denotes data not publicly available.
(1) *Adjusted purchase price metrics normalized to current pricing based on NYMEX 12-month strip pricing as of September 30, 2011.*

CONFIDENTIAL 16

Bank of America Merrill Lynch DRAFT
STRATEGIC ENERGY ADVISORS

17 Preliminary Financial Analysis Selected Company Transactions Analysis (1) Preliminary Enterprise Value Reference Range adjusted for $688 million of debt and $4 million working capital deficit. (2) Cash flow and EBITDA estimates per September 8, 2011 Management Case using NYMEX strip pricing as of September 30, 2011. (3) Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011. (4) Based on 2Q 2011 net production volumes, per August 2, 2011 Venoco press release. (5) Based on Venoco’s unaudited estimated balance sheet at September 30, 2011, includes an estimated $38 million of revolver drawdown, per Company management. (6) Based on Venoco’s unaudited estimated balance sheet at September 30, 2011, per Company management. (7) Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

18 Selected Company Transactions (1) Selected Corporate Transactions of Between $750 Million and $5.0 Billion (2004 – 2010) Preliminary Financial Analysis Source: Press releases, investor presentations and other public disclosures. (1) Adjusted purchase price metrics normalized to current pricing based on NYMEX 12-month strip pricing as of September 30, 2011.

19 Preliminary Financial Analysis Selected Public Companies Analysis (1) Preliminary Enterprise Value Reference Range adjusted for $688 million of debt and $4 million working capital deficit. (2) Cash flow and EBITDA estimates per September 8, 2011 Management Case using NYMEX strip pricing as of September 30, 2011. (3) Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011. (4) Based on Venoco’s unaudited estimated balance sheet at September 30, 2011, includes an estimated $38 million of revolver drawdown, per Company management. (5) Based on Venoco’s unaudited estimated balance sheet at September 30, 2011, per Company management. (6) Based on 61.6 million diluted shares calculated using the treasury method, per Company management.

Selected Public Companies (dollars in millions, except per unit data) Preliminary Financial Analysis 20 Source: FactSet as of September 30, 2011 and Company 9.8.11 Case. Proved reserves as of December 31, 2010, pro forma for recent transactions. Enterprise value excludes non-E&P value. Make sure R / P is showing instead of PV-10 A B C D E F G H I J K L M N O P Q R Closing Stock Equity Value / Enterprise Value to: 11E-12E Debt / Debt / Debt / Price as of Equity Ent. Cash Flow EBITDA Pvd. Rsvs. Prod'n ($ / Boe/d) R / P % % Prod. Book EBITDA Pvd. Rsvs. Selected Company 9/30/2011 Value Value 2011E 2012E 2011E 2012E ($ / Boe) 2011E 2012E (Years) Oil PUD Growth Cap 2011E ($ / Boe) California Companies Occidental Petroleum $71.50 $58,169 $59,923 5.4x 4.9x 4.0x 3.6x $16.21 $74,726 $69,950 12.9 74% 25% 7% 10% 0.2x $1.11 Plains E&P 22.71 3,202 6,327 3.0x 2.3x 5.0x 3.7x 15.21 64,149 55,784 12.8 54% 43% 15% 50% 2.9x 8.74 Berry Petroleum 35.38 1,913 3,261 4.2x 2.9x 5.8x 4.2x 12.02 87,772 76,074 20.9 61% 51% 15% 55% 2.4x 4.97 Warren Resources 2.38 170 235 4.2x 2.4x 5.1x 3.0x 10.87 48,573 40,794 13.9 47% 27% 19% 33% 1.6x 3.42 High 5.4x 4.9x 5.8x 4.2x $16.21 $87,772 $76,074 20.9 74% 51% 19% 55% 2.9x $8.74 Mean 4.2x 3.2x 5.0x 3.6x 13.58 68,805 60,651 15.1 59% 37% 14% 37% 1.8x 4.56 Median 4.2x 2.7x 5.0x 3.7x 13.61 69,437 62,867 13.4 57% 35% 15% 42% 2.0x 4.20 Low 3.0x 2.3x 4.0x 3.0x 10.87 48,573 40,794 12.8 47% 25% 7% 10% 0.2x 1.11 Oil-Weighted Companies Continental Resources $48.37 $8,749 $9,384 7.5x 5.9x 7.7x 5.7x $25.73 $157,916 $119,276 18.5 62% 62% 32% 31% 0.7x $2.46 Concho Resources 71.14 7,435 9,171 6.5x 4.9x 7.3x 5.3x 29.06 144,464 117,953 14.1 65% 42% 22% 39% 1.4x 5.50 Denbury Resources 11.50 4,627 6,802 3.9x 3.5x 4.9x 4.3x 15.47 103,468 90,208 18.6 77% 46% 15% 33% 1.7x 5.22 Whiting Petroleum 35.08 4,123 5,198 3.2x 2.7x 3.8x 3.2x 17.05 74,813 64,968 13.0 83% 29% 15% 28% 0.8x 3.48 Brigham Exploration 25.27 3,046 3,464 9.6x 5.0x 10.8x 5.5x 51.82 243,444 121,590 13.6 78% 65% 100% 47% 1.9x 8.98 Oasis Petroleum 22.33 2,070 2,170 9.6x 4.5x 9.1x 4.4x 54.54 194,817 99,023 13.8 92% 57% 97% 41% 1.7x 10.06 Kodiak Oil & Gas 5.39 1,141 1,046 11.1x 4.1x 11.2x 3.8x 90.91 224,531 75,762 11.0 87% 62% 196% 10% 0.6x 4.78 Clayton Williams 42.81 521 999 2.2x 1.9x 3.9x 3.4x 19.56 67,905 62,689 9.5 74% 32% 8% 64% 1.9x 9.76 Approach Resources 16.99 487 579 6.2x 4.5x 7.4x 5.3x 9.70 88,246 69,825 24.5 52% 48% 26% 22% 1.2x 1.57 High 11.1x 5.9x 11.2x 5.7x $90.91 $243,444 $121,590 24.5 92% 65% 196% 64% 1.9x $10.06 Mean 6.6x 4.1x 7.3x 4.6x 34.87 144,401 91,255 15.2 74% 49% 57% 35% 1.3x 5.76 Median 6.5x 4.5x 7.4x 4.4x 25.73 144,464 90,208 13.8 77% 48% 26% 33% 1.4x 5.22 Low 2.2x 1.9x 3.8x 3.2x 9.70 67,905 62,689 9.5 52% 29% 8% 10% 0.6x 1.57 Gas-Weighted Companies SM Energy $60.65 $3,980 $4,415 4.8x 3.2x 4.9x 3.4x $26.91 $58,226 $42,316 6.1 35% 30% 38% 32% 0.7x $3.84 Forest Oil 9.66 1,105 2,502 3.1x 1.9x 4.0x 3.7x 10.07 38,074 39,045 12.2 18% 38% (2%) 76% 3.0x 7.53 Bill Barrett 36.24 1,740 2,410 3.6x 3.1x 4.8x 4.0x 12.15 48,419 40,076 11.0 10% 55% 21% 40% 1.6x 4.07 Rosetta Resources 34.23 1,846 1,960 5.8x 3.6x 6.1x 3.9x 29.45 70,320 52,161 6.8 48% 39% 35% 31% 0.8x 3.76 Comstock Resources 15.46 737 1,386 2.3x 1.6x 4.0x 2.8x 7.91 31,598 27,300 10.9 2% 50% 16% 39% 2.0x 3.95 Goodrich Petroleum 15.37 555 1,144 4.0x 2.6x 6.4x 4.3x 14.80 60,995 52,303 11.2 2% 59% 17% 77% 2.9x 6.56 Penn Virginia 5.57 255 822 1.6x 1.1x 3.9x 2.8x 5.23 36,715 34,072 20.1 21% 47% 8% 40% 2.8x 3.81 PDC Energy 19.39 457 765 3.2x 2.4x 4.6x 3.2x 5.17 36,551 30,730 20.2 24% 66% 19% 33% 1.9x 2.12 High 5.8x 3.6x 6.4x 4.3x $29.45 $70,320 $52,303 20.2 48% 66% 38% 77% 3.0x $7.53 Mean 3.6x 2.4x 4.8x 3.5x 13.96 47,612 39,750 12.3 20% 48% 19% 46% 2.0x 4.45 Median 3.4x 2.5x 4.7x 3.5x 11.11 43,246 39,561 11.1 20% 48% 18% 40% 1.9x 3.90 Low 1.6x 1.1x 3.9x 2.8x 5.17 31,598 27,300 6.1 2% 30% (2%) 31% 0.7x 2.12 All Selected Companies High 11.1x 5.9x 11.2x 5.7x $90.91 $243,444 $121,590 24.5 92% 66% 196% 77% 3.0x $10.06 Mean 5.0x 3.3x 5.9x 4.0x 22.85 93,130 65,805 14.1 51% 46% 34% 40% 1.6x 5.03 Median 4.2x 3.1x 5.0x 3.8x 15.47 70,320 62,689 13.0 54% 47% 19% 39% 1.7x 4.07 Low 1.6x 1.1x 3.8x 2.8x 5.17 31,598 27,300 6.1 2% 25% (2%) 10% 0.2x 1.11 Venoco – Wall Street $8.81 $539 $1,218 3.7x 2.7x 5.5x 4.6x $13.33 $67,261 $60,651 14.3 50% 50% 11% 100% 3.1x $7.53 Venoco – 9.8.11 Case 8.81 539 1,218 3.7x 2.9x 5.9x 4.9x 13.33 65,822 62,088 14.3 50% 50% 11% 100% 3.3x 7.53

21 Discounted Cash Flow Analysis Preliminary Financial Analysis Source: Company September 8, 2011 Management Case. Note: Based on NYMEX strip pricing as of September 30, 2011. (1) Enterprise value less estimated long-term debt and net working capital on September 30, 2011, per Company management. Based on 61.6 million diluted shares calculated using the treasury method, per Company management. (Dollars in Millions) 5-year discounted cash flow analysis using terminal year EBITDA exit multiple Cash flows discounted using mid–year convention

Appendix

22 Appendix Monterey Shale Sensitivities Monterey Shale Exploration Illustrative after-tax discounted cash flows for potential development scenarios of Venoco’s Monterey Shale asset, including: Discount rate versus rig count (assuming NYMEX strip pricing as of September 30, 2011 and 200 MBoe EUR type curve) Discount rate versus type curve EUR (ramping up to 6 rigs per year by 2014 and assuming NYMEX strip pricing as of September 30, 2011) Discount rate versus ultimate vertical well spacing assumption (assuming NYMEX strip pricing as of September 30, 2011, ramping up to 6 rigs per year by 2014 and 200 MBoe EUR type curve) Discount rate versus NYMEX price cases (ramping up to 6 rigs per year by 2014 and 200 MBoe EUR type curve) Source: Company management.

23 Appendix Summary of Engineered 3P Reserves Note: “N/A” denotes data not applicable. Excludes potential resources associated with exploration and upside projects (West Hastings and East Hastings “Most Likely” CO2 flood case, West Hastings non-shale upside, Southern California legacy upside and Monterey Shale upside). Based on NYMEX strip pricing as of September 30, 2011. Based on D&M engineered reserve report as of September 30, 2011. Hastings PDP based on Venoco engineered reserves as of December 31, 2010, rolled forward to September 30, 2011. Based on D&M engineered reserve report as of June 30, 2011, rolled forward to September 30, 2011. Based on D&M engineered reserve report as of December 31, 2010, rolled forward to September 30, 2011. Summary by Area Overview – 3P Reserves 3P Reserves 3P After-Tax PV-10

Calculating WACC Appendix Venoco Weighted Average Cost of Capital Calculation 24 Beta of Selected Public Companies (1) WACC Sensitivity Source: Ibbotson SBBI 2010 Valuation Yearbook. (1) Includes selected public companies with enterprise values of less than $5 billion. (2) For each selected company, represents average Bloomberg Beta. (3) Unlevered Beta = Levered Beta/(1 + ((1 - Tax Rate) * Net Debt/Equity)). (4) Twenty-Year U.S. Government Bond Yield as of September 30, 2011. (5) Represents Venoco’s levered Beta per Bloomberg. (6) Represents capitalization risk premium. Data Source: Ibbotson SBBI 2010 Valuation Yearbook. (7) Represents mean equity risk premium per Ibbotson SBBI 2010 Valuation Yearbook. (8) Based on market estimates. (9) WACC equals ((Total Debt/Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)). WACC at Various Levered Beta and Capital Structures (9) Net Debt/ Net Debt/ Est. Cost Geometric Mean ERP Arithmetic Mean ERP Size Premium Inputs Eq. Val. Net Cap. of Debt 1.60 1.70 1.80 1.90 1.60 1.70 1.80 1.90 11.1% 10.0% 11.50% 12.01% 12.41% 12.82% 13.22% 14.51% 15.12% 15.72% 16.32% 17.6% 15.0% 11.50% 11.75% 12.14% 12.52% 12.90% 14.12% 14.69% 15.26% 15.83% 25.0% 20.0% 11.50% 11.50% 11.86% 12.22% 12.58% 13.73% 14.27% 14.80% 15.34% 33.3% 25.0% 11.50% 11.25% 11.59% 11.93% 12.26% 13.34% 13.84% 14.35% 14.85% 42.9% 30.0% 11.50% 11.00% 11.31% 11.63% 11.94% 12.95% 13.42% 13.89% 14.36% ERP Average Cost of Equity Geometric Arithmetic Risk Free Rate (4) 2.66% 2.66% Levered Beta (5) 1.70 1.70 Size Premium (6) 2.65% 1.88% Historical Risk Premium (7) 4.50% 6.72% Cost of Equity 12.95% 15.95% Cost of Debt Pre-tax Cost of Debt (8) 11.50% 11.50% Tax Rate 35.0% 35.0% After-Tax Cost of Debt 7.48% 7.48% Long Term Net Debt / Total Net Cap. 20.0% 20.0% WACC 11.86% 14.26%